Exhibit 99.1

Optimer Pharmaceuticals Announces Fourth Quarter and Full Year 2006 Financial Results

SAN DIEGO, CA – March 28, 2007- Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR), today announced financial results for the fourth quarter and year ended December 31, 2006.  Optimer reported a net loss applicable to common stockholders in the fourth quarter and the full year ended December 31, 2006 of $4.1 million, or $1.56 per share, and $12.2 million, or $4.81 per share, respectively.  This compares with a net loss applicable to common stockholders in the fourth quarter and the full year ended December 31, 2005 of $2.1 million, or $0.88 per share, and $7.7 million, or $3.22 per share, respectively. The increase in the net loss in 2006 over 2005 is primarily attributable to increased clinical development expenses for the Company’s two lead anti-infective product candidates, Difimicin and Prulifloxacin.  The results for the year ended December 31, 2006 included approximately $553,000, or $0.22 per share, in employee stock-based compensation expense as a result of the adoption of FAS123(R).  The net loss per share amounts do not reflect the conversion of all outstanding shares of the Company’s redeemable preferred stock into common stock that occurred upon the close of the Company’s initial public offering (IPO) in February 2007.

As of December 31, 2006, Optimer held cash, cash equivalents and short-term investments of $21.3 million.  In addition, in February 2007, the Company received net proceeds of approximately $43.6 million in connection with the closing of the Company’s IPO.  Thereafter, the Company paid $20.0 million to Par Pharmaceutical, Inc., (Par) in February 2007 to regain the rights to Difimicin in North America and Israel.

“In 2006, we achieved a number of major objectives including the initiation of a Phase 2b/3 trial of our lead product candidate, Difimicin and the initiation of two Phase 3 trials for Prulifloxacin,” said Michael Chang, President and CEO of Optimer Pharmaceuticals.  “2007 is shaping up to be a very significant year in the Company’s history, with our initial public offering in February and our recent announcements that we had regained rights to Difimicin in North America and Israel from Par and that we had transitioned Difimicin into the Phase 3 portion of the clinical trial.  We look forward to results from our first Phase 3 trial of Difimicin and our two Prulifloxacin Phase 3 clinical trials by the end of the year.”

Financial Results

Total revenues in the fourth quarter of 2006 were $86,000, compared to $696,000 in the fourth quarter of 2005.  Total revenues for the year ended December 31, 2006 were $933,000, compared to $2.1 million for the year ended December 31, 2005.  The decrease in revenues was primarily attributable to a decrease in research grant revenue and the conclusion of a development and license agreement.

Research and development expenses totaled $3.1 million in the fourth quarter of 2006, compared to $2.4 million in the fourth quarter of 2005.  Research and development expenses totaled $10.5 million for the year ended December 31, 2006, compared to $7.0 million for the year ended December 31, 2005.  The increase in 2006 research and development expense is primarily attributable to costs incurred on the Difimicin Phase 2b/3 and Prulifloxacin Phase 3 clinical trials which were initiated in May 2006 and July 2006, respectively.

General and administrative expenses totaled $1.2 million and $615,000 for the fourth quarters of 2006 and 2005, respectively.  General and administrative expenses totaled $3.5 million and $2.8 million for the years ended December 31, 2006 and 2005, respectively.  The increase in general and administrative expenses is primarily attributable to stock-based compensation expense.

Optimer Highlights

•                  In May 2006 Optimer initiated a North American Phase 2b/3 study of Difimicin for the treatment of Clostridium difficile-associated diarrhea (CDAD) the most common hospital-acquired diarrhea.  In February 2007 Optimer regained North American rights to Difimicin from the Company’s former development partner, Par.

•                  In July 2006 Optimer initiated a Phase 3 clinical trial of Prulifloxacin, for the treatment of travelers’ diarrhea in the United States, Mexico and Peru.  A second Prulifloxacin Phase 3 trial was initiated in December 2006 in India.

•                  Optimer priced its IPO on February 8, 2007 and began trading on The NASDAQ Global Market under the symbol “OPTR” on February 9, 2007.  The IPO generated net proceeds to Optimer of $43.6 million from the sale of 7.0 million shares of common stock at $7.00 per share.

•                  In March 2007, Difimicin entered the Phase 3 portion of the Phase 2b/3 clinical trial when the U.S. Food and Drug Administration agreed with the recommendation of the independent Data Safety Monitoring Board to advance Difimicin into Phase 3 clinical studies.

Note Regarding Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this earnings release contains non-GAAP basic and diluted net loss per share attributable to common stockholders.  The non-GAAP basic and diluted net loss applicable to common stockholders in the fourth quarter and the full year ended December 31, 2006 of $0.28 per share and $0.83 per share, respectively, compares with a non-GAAP basic and diluted net loss applicable to common stockholders in the fourth quarter and the full year ended December 31, 2005 of $0.15 per share, and $0.64 per share, respectively.  The Company believes the presentation of the non-GAAP per share information provides meaningful supplemental information to both management and investors that is more indicative of the Company’s loss per share as a result of the Company’s IPO in February 2007.  The non-GAAP basic and diluted net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period plus the weighted average number of common shares resulting from the assumed conversion of the outstanding shares of convertible preferred stock.  The assumed conversion is calculated using the as-converted method, as if such conversion had occurred as of the beginning of each period presented and does not include the common stock warrants exercised just prior to the Company’s IPO or the 7.0 million shares sold in the Company’s IPO.

About Optimer

Optimer Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer currently has two late-stage anti-infective product candidates.  Difimicin (OPT-80) is being developed for the treatment of Clostridium difficile-associated diarrhea, the most common hospital-acquired diarrhea.  Prulifloxacin (OPT-99) is an antibiotic currently in two Phase 3 trials for the treatment of travelers’ diarrhea, a form of infectious diarrhea. For more Company information go to www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to Difimicin, CDAD, and the timing of clinical trials.   Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward- looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of our product research and development programs, the timing and status of our preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Research grants	$85,575	$462,408	$676,764	$1,355,134
Collaborative research agreements	—	233,423	256,326	791,548
Total revenues	85,575	695,831	933,090	2,146,682
Operating expenses:
Research and development	3,137,514	2,402,236	10,480,924	7,046,625
General and administrative	1,203,504	615,459	3,523,221	2,781,966
Total operating expenses	4,341,018	3,017,695	14,004,145	9,828,591
Loss from operations	(4,255,443)	(2,321,864)	(13,071,055)	(7,681,909)
Interest income and other, net	238,469	269,763	1,169,160	237,088
Net loss	(4,016,974)	(2,052,101)	(11,901,895)	(7,444,821)
Accretion to redemption amount of redeemable convertible preferred stock	(82,301)	(82,301)	(329,207)	(223,439)
Net loss allocable to common stockholders	$(4,099,275)	$(2,134,402)	$(12,231,102)	$(7,668,260)

Basic and diluted net loss per share attributable to common stockholders	$(1.56)	$(0.88)	$(4.81)	$(3.22)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	2,633,227	2,414,272	2,542,893	2,383,435

The following table presents the Company’s non-GAAP basic and diluted net loss per share attributable to common shareholders:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Shares used to compute GAAP basic and diluted net loss per share	2,633,227	2,414,272	2,542,893	2,383,435
Weighted average shares to reflect average effect of assumed conversion of Series A, B, C, and D preferred stock	12,217,374	11,764,017	12,249,391	9,669,054
Shares used to compute non-GAAP basic and diluted net loss per share attributable to common stockholders (unaudited)	14,850,601	14,178,289	14,792,284	12,052,489
Non-GAAP basic and diluted net loss per share attributable to common stockholders (unaudited)	$(0.28)	$(0.15)	$(0.83)	$(0.64)

Optimer Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets

	Year Ended December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$6,122,438	$19,943,959
Short-term investments	15,218,860	9,936,498
Prepaid expenses and other current assets	1,712,564	730,001
Total current assets	23,053,862	30,610,458
Property and equipment, net	744,564	1,149,262
Other assets	315,490	575,096
Total assets	$24,113,916	$32,334,816

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,753,394	$1,600,741
Accrued expenses	3,310,199	519,495
Total current liabilities	5,063,593	2,120,236
Deferred rent	292,384	279,414
Commitments and contingencies	—	—
Redeemable preferred stock	65,459,643	65,078,437
Stockholders’ deficit	(46,701,704)	(35,143,271)
Total liabilities and stockholders’ deficit	$24,113,916	$32,334,816

Contacts:	John D. Prunty	Christina Donaghy
	Chief Financial Officer & VP Finance	Media Relations Specialist
	Optimer Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.
	858-909-0736 ext. 125	858-909-0736 ext. 154